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                                                                       EXHIBIT 5


                                December 19, 2002


Maytag Corporation
403 West Fourth Street North
Newton, Iowa  50208


     Re:  Maytag Corporation
          5,000 Shares of Common Stock, par value $1.25 per share


Ladies and Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of 5,000 shares of Common Stock, par value $1.25 per share (the "Shares") of Maytag Corporation, a Delaware corporation (the "Company"), together with the Preferred Stock Purchase Rights (the "Rights") associated therewith and the related plan interests, to be offered pursuant to the Maytag Puerto Rico Salary Savings Plan (the "Plan"), we have examined the Restated Certificate of Incorporation of the Company, the By-laws of the Company and the resolutions adopted to date by the Board of Directors of the Company relating to the Plan and the Registration Statement. We have also examined the Registration Statement on Form S-8, dated the date hereof, to be filed with the Securities and Exchange Commission relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion. The terms of the Rights are set forth in the Rights Agreement dated as of February 12, 1998 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent.

     In this connection, we have examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

     Accordingly, based upon the foregoing, we are of the opinion that:

     1. The Company is duly and validly organized and existing and in good standing under the laws of the State of Delaware.

     2. The Company has duly authorized the issuance of the shares of Common Stock which may be issued pursuant to the Plan.

     3. The shares which may be issued pursuant to the Plan will be, upon issuance, validly issued and outstanding and fully paid and nonassessable when
(i) the Registration Statement, as finally amended, shall have become effective under the Securities Act and (ii) certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered against receipt by the Company of the consideration (not less than the par value thereof) provided in the Plan.

     4. The Rights associated with the Shares referred to in paragraph 2 will be legally issued when (i) such Rights have been duly issued in accordance with the terms of the Rights Agreement and (ii) the associated Shares have been duly issued and paid for as set forth in paragraph 2.

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     5. All necessary corporate action has been taken by the Company to adopt the Plan, and the Plan is a validly existing plan of the Company.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.


                                       Very truly yours,

                                       /s/ Faegre & Benson LLP

                                       Faegre & Benson LLP